Exhibit 10.17

SEAGATE DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page
EXHIBIT “A” PARTICIPATING COMPANIES	21

iii

SEAGATE DEFERRED COMPENSATION PLAN

This Seagate Deferred Compensation Plan (the “Plan”), is hereby amended and restated effective as of January 1, 2009 (the “Effective Date”), except as expressly provided herein, by Seagate US LLC, (the “Company”) and the Participating Companies (see Sections 1.10 and 1.24) for the purpose of providing supplemental retirement benefits.

RECITALS

1.    The Company wishes to establish a supplemental retirement plan for the benefit of the members of the Board of Directors of the Company, and for a select group of management or highly compensated employees of the Company and Participating Companies.

2.    The Company wishes to provide that the supplemental retirement plan to be established shall be designated as the Seagate Deferred Compensation Plan (the “Plan”).

3.    The Company and each Participating Company wish to provide under the Plan for the payment of accrued vested benefits to Plan participants and their beneficiaries.

4.    Under the Plan, the Company and each Participating Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries, to the extent applicable, from the general assets of the Company and each Participating Company.

5.    The Company has entered into an agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A., pursuant to which such entity shall serve as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) used in connection with the Plan.

6.    The Company and each Participating Company intend to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

7.    The Company and each Participating Company intend that amounts contributed to the Trust (and the earnings thereon) shall be used by the Trustee to satisfy the respective liabilities of the Company and each Participating Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

8.    The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company and each Participating Company, as applicable, for federal and state income tax purposes.

9.    The Company and each Participating Company intend that their respective share of the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company and each Participating Company, as applicable, as provided in the Trust Agreement.

10.    The Company and each Participating Company intend that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee

Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

11.    The general purpose of this amendment and restatement is to comply with the provisions of Section 409A of the Code, and this amended and restated Plan will be interpreted accordingly. The Company intends to amend and restate the Plan, effective as of January 1, 2009 as applied to amounts deferred under the Plan that were earned or vested on or after January 1, 2005, and any earnings attributable thereto. Amounts deferred under the Plan that were both earned and vested on or prior to December 31, 2004, and any earnings attributable thereto, shall continue to be governed by the terms of the Seagate Deferred Compensation Plan, Amended and Restated as in effect on December 31, 2004. No such amounts are subject to Section 409A of the Code. For periods prior to January 1, 2009, the Plan was operated in reasonable, good faith compliance with the requirements of Section 409A of the Code..

NOW THEREFORE, the Company hereby establishes the Plan as follows:

ARTICLE I

DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

1.1.    Account. “Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (a) the portion of the Participant’s Compensation that he or she elects to defer, (b) Company Contributions, if any, made to the Plan for the Participant’s benefit, and (c) adjustments to reflect deemed earnings pursuant to Subsection 4.1(c).

1.2.    Base Salary. “Base Salary” means the Employee’s base salary for the Plan Year. Base Salary excludes any other form of compensation such as Bonuses, Commissions, restricted stock, proceeds from stock options or stock appreciation rights, expatriate premiums, hypothetical tax payments for expatriates, severance payments, moving expenses, car or other special allowance, non-monetary awards, after-tax withholdings for accident, death and disability, life insurance premiums, amounts that would be cash compensation for services to the Employer includible in the Employee’s gross income for the calendar year but for a compensation reduction election under Code Sections 125, including deductions for medical and dental premiums and health and dependent care flexible spending accounts, and other special compensation, and reduced by the Social Security and Medicare withholding obligations imposed on the Employer and any other withholding requirements imposed by law with respect to such amounts, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services.

1.3.    Beneficiary. “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective unless and until it is filed with the Committee during the Participant’s lifetime.

1.4.    Board of Directors. “Board of Directors” or “Board” means the Board of Directors of the Company. To the extent the compensation committee charter authorizes it, the Seagate compensation committee with act on behalf of the Board.

1.5.    Bonus. Bonus means the cash consideration awarded to a Participant based on satisfaction of such performance criteria as the Company’s compensation committee periodically determines.

1.6.    Change in Control means a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Code Section 409A.

1.7.    Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

1.8.    Commissions. “Commissions” means any fee, sum or percentage paid to an Employee for transacting a piece of business or performing a service for the Company.

1.9.    Committee. “Committee” means the Seagate Benefits Administrative Committee appointed by the Board to administer the Plan in accordance with Article VIII.

1.10.    Company. “Company” means Seagate US LLC, and any successor thereto.

1.11.    Company Contributions. “Company Contributions” is defined in Section 3.2.

1.12.    Compensation. “Compensation” means the Base Salary, Commissions, Bonuses and/or Directors Fees that the Participant earns for services rendered to the Company or a Participating Company.

1.13.    Director. “Director” means a member of the Board.

1.14.    Directors Fees. “Directors Fees” means the cash fees paid by the Company, including any retainer fees, committee fees and meeting fees, to Directors as compensation for serving on the Board.

1.15.    Disability “Disability” means a condition under which a Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.16.    Distributable Amount. “Distributable Amount” means the vested amount credited to a Participant’s Account less any amounts previously distributed to (or deemed distributed to or forfeited by) that Participant. Such amount shall be valued as of the date determined by the Committee or its delegate in its sole discretion.

1.17.    Distribution Event. “Distribution Event” means, with respect to each Participant, (i) (A) with respect to the portion of the Participant’s Distributable Amount attributable to the Participant’s service as an employee, the Participant’s “separation from service” (as such term is defined under Code Section 409A) as an employee from the Company, all Participating Companies and all Related Companies, and (B) with respect to the portion of the Participant’s Distributable Amount attributable to the Participant’s service as a Director, the Participant’s “separation from service” (as such term is defined under Code Section 409A) as a non-employee service provider to the Company, all Participating Companies and all Related Companies, (ii) death, (iii) Disability, (iv) an unforeseeable emergency as described in Section 7.4 of the Plan, or (v) a Scheduled In-Service Withdrawal, if specified by the Participant pursuant to Article VII. A Participant’s Distribution Event election shall be made in writing at such time, on such form and subject to such procedures as the Committee may, in its sole and absolute discretion, specify from time to time. Notwithstanding the foregoing, a Distribution Event will not be deemed to have occurred if a Participant transfers employment or other service from one Participating Company to become employed by another Participating Company or any Related Company without any intervening employment. Notwithstanding any other provision of the Plan, if a Participant is a Specified Employee, and a separation from service (other than death or Disability) is the Distribution Event, then, notwithstanding any other provision of the Plan, the portion of the Distributable Amount attributable to service as an employee shall not be distributed until at least six months following his or her separation from service (or, if earlier, his or her death).

1.18.    Election Period. “Election Period” means the sixty (60) day period after an Eligible Employee is notified by the Committee of his or her eligibility; provided however, such deferral elections must be delivered to the Company before the beginning of the Plan Year with respect to which the Compensation to be deferred would otherwise become payable to Employee. Notwithstanding the foregoing, for an Employee who is hired or promoted to a position of eligibility for participation in the Plan during a Plan Year, if the Committee permits Employees to become Participants other than effective as of the beginning of a Plan Year and subject to the Committee’s approval, the Election Period shall mean the thirty (30) day period from the date of eligibility for participation in the Plan (or any other plan aggregated with the Plan under Code Section  409A).

1.19.    Eligible Employee. “Eligible Employee” means an Employee who is in a select group of management or highly compensated Employees including, without limitation, (i) all vice presidents or equivalent positions (or other high-level technical positions) and above, and (ii) all Employees whose annual rate of Base Salary is $125,000 or more at the commencement of the relevant Election Period, as selected for participation by the Committee, in its sole and absolute discretion.

1.20.    Employee. “Employee” means a common-law employee of the Company or a Participating Company regularly performing services in the United States and subject to United States federal income tax.

1.21.    Fund. “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.3.

1.22.    Investment Return. “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

1.23.    Participant. “Participant” means any Eligible Employee or Director who elects to defer Compensation in accordance with Section 3.1, and any other individual with respect to whom an Account is maintained under this Plan.

1.24.    Participating Company. “Participating Company” means each unrelated employer that the Committee and such employer agree shall be a participating employer in the Plan. Each Participating Company is set forth in Exhibit A.

1.25.    Payment Commencement Date. “Payment Commencement Date” means as follows: (i) with respect to payments due to Disability or death, as soon as administratively possible after the first day of the month following the end of the calendar quarter in which the Participant dies or suffers condition that constitutes a Disability; (ii) with respect to payments due to separation from service, the month following the end of the calendar quarter in which the Participant separates from service, or, if elected by the Participant, no later than the end of the applicable election for the next calendar year; and (iii) with respect to Scheduled In-Service Withdrawals, as set forth in Section 7.3(d).

A Participant’s Payment Commencement Date under this Section 1.25 with respect to any amounts distributed to such Participant under this Plan shall be the date referred to above, based on the Participant’s initial distribution election under Section 7.1 with respect to such amounts, or as subsequently changed by the Participant as permitted under the Plan; provided however, with respect to any Distribution Event, the Payment Commencement Date will in no event be later than (i) two and one-half months following the date of such Distribution Event, or (ii) the last day of the Participant’s taxable year in which such Distribution Event occurs.

If a Participant has not elected a Payment Commencement Date under this Section 1.25, the Payment Commencement Date shall be the first day of the month following the end of the calendar quarter in which the Participant has a Distribution Event.

1.26.    Plan. “Plan” means the Seagate Deferred Compensation Plan, as set forth herein, now in effect, or as amended from time to time. To the extent that Code Section 409A requires any other plan to be aggregated with this Plan, such plan shall be treated as part of this Plan.

1.27.    Plan Year. “Plan Year” means the calendar year beginning each January 1 and ending December 31.

1.28    Related Company. “Related Company” means all entities that would be considered a single employer under Treas. Reg.§ 1.409A-l(h)(3).

1.29    Scheduled In-Service Withdrawal. “Scheduled In-Service Withdrawal” has the meaning specified in Section  7.3.

1.30    Specified Employee. “Specified Employee” shall mean any Participant who, as of the date such Participant’s “separation from service” (as such term is defined under Section 409A of the Code), is a key employee of the Company or a Related Company.

ARTICLE II

PARTICIPATION

2.1.    Participation. An Eligible Employee or Director shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1.    Elections to Defer Compensation.

(a)    Election Period. Each Eligible Employee or Director may elect to defer Compensation by filing an election with the Committee that conforms to the requirements of this Section, on a form approved by the Committee, including, but not limited to, an electronic form, no later than the last day of his or her Election Period.

(b)    General Rule. The amount of Compensation that an Eligible Employee or Director may elect to defer is as follows:

(1)    Any whole percentage of Base Salary up to seventy percent (70%);

(2)    Any whole percentage of Bonuses up to one hundred percent (100%);

(3)    Any whole percentage of Commissions up to seventy percent (70%); and/or

(4)    Any whole percentage of Directors Fees up to one hundred percent (100%);

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes (e.g., FICA, hospital insurance) payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan withholding obligations, (iii) any resulting income taxes payable with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar obligations.

(c)    Minimum Deferrals. For each Plan Year during which the Eligible Employee or Director is a Participant, the minimum Compensation that may be deferred shall be Five Thousand Dollars ($5,000).

(d)    Effect of Initial Election to Defer Base Salary, Bonuses, Commissions and/or Directors Fees. An election to defer Base Salary, Bonuses, Commissions and/or Directors Fees made during an initial Election Period shall be effective as to Base Salary, Bonuses, Commissions and/or Directors Fees paid the first pay period commencing on or after the beginning of the following calendar year, or if approved by the Committee pursuant to Section 1.18, beginning with the first pay period that begins after such initial election is made, and for each subsequent Election Period, the first pay period commencing on or after the beginning of the following calendar year.

(e)    Duration of Base Salary and/or Directors Fees Deferral Election. An election to defer Base Salary and/or Directors Fees made under Subsection 3.1(a) or 3.l(g) shall remain in effect for the entire Plan Year for which the election is effective, notwithstanding any change in the Participant’s Base Salary or Directors Fees, until modified or terminated as provided in this Subsection 3.l(e). Subject to the minimum deferral requirement of Subsection 3.1(c), the percentage of Base Salary and/or Directors Fees designated by the Participant for deferral may only be changed by filing a new election, in accordance with the terms of this Article III, with the Committee during the Participant’s Election Period. For avoidance of doubt, if a Participant who was an Eligible Employee at the beginning of a Plan Year (or at such later time as such Participant commenced participation in the Plan during such Plan Year) and subsequently ceases to be an Eligible Employee during the course of that Plan Year but remains an employee of the Company or a Related Company, any deferral elections previously made by such Participant with respect to his or her Base Salary, Bonus and/or Commissions shall continue until the end of the Plan Year, but shall immediately terminate thereafter.

(f)    Duration of Bonuses and/or Commissions Deferral Election. An election to defer Bonuses and/or Commissions made under Subsection 3.1(a) or 3.1(g) shall remain in effect for the entire Plan Year for which that election is made, notwithstanding any change in the Participant’s Bonuses or Commissions, until modified or terminated as provided in this Subsection 3.l(f). Subject to the minimum deferral requirement of Subsection 3.1(c), the percentage of Bonuses and/or Commissions designated by the Participant for deferral may only be changed by filing a new election, in accordance with the terms of this Article III, with the Committee during the Participant’s Election Period. For the avoidance of doubt, an election to defer Bonuses shall apply only with respect to Bonuses attributable solely to periods after the applicable deferral election is made.

(g)    Elections Other than Elections During the Initial Election Period. Any Eligible Employee or Director who fails to elect to defer Compensation during an Election Period may subsequently become a Participant, and may elect to defer Compensation, by filing an election, on a form and in a manner approved by the Committee, to defer Compensation as described in Subsection 3.1(b) above during the Election Period. An election to defer Compensation will be effective for Base Salary, Bonuses, Commissions and/or Directors Fees paid beginning with the first pay period beginning on and after the next succeeding Plan Year.

3.2.    Company Contributions. The Company and each Participating Company may make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts, and subject to such vesting and other conditions, as the Company and each such Participating Company may determine.

3.3.    Investment Elections. The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Committee may, from time to time, in its sole and absolute discretion, change the investment funds. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Subsection 4.1(c). In making the designation pursuant to this Section, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section each business day, in such manner and at such time or times as the Committee shall specify from time to time. If a Participant fails to elect a Fund under this Section or if the Committee does not provide such Participant with a list of Funds pursuant to this Section, then the Participant shall be deemed to have elected a money market or similar fund. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company (or if applicable, each Participating Company) property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1.    Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a)    As of the date on which a payroll withholding is made for a Participant, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of that Participant’s Account with an amount equal to Base Salary and/or Directors Fees deferred by the Participant during each such pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Base Salary and/or Directors Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b)    As of the date on which each Bonus and/or Commission would have been paid, or as soon as administratively practicable thereafter, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus and/or Commission deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus and/or Commission that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c)    As soon as administratively practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company Contribution made to or for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company Contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d)    At such time or times as the Committee may determine, but not less frequently than monthly, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Committee.

ARTICLE V

VESTING

5.1.    Account.

(a)    Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1 with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

(b)    Company Contributions. The value of a Participant’s Account attributable to any Company Contributions pursuant to Section 3.2 shall vest at such time or times as the Company (or each Participating Company with the approval of the Company), shall specify in connection with any such contributions. Unless otherwise specified, Participants shall be one hundred percent (100%) vested in such amounts together with any amounts credited to the Participants.

ARTICLE VI

GENERAL DUTIES

6.1.    Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2.    Remittance of Contributions. While the Plan remains in effect, the Company and each Participating Company shall make contributions to the Trust Fund at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company and each Participating Company shall make an additional contribution constituting their respective share to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company Contributions, if any, accrued as of the close of the current Plan quarter.

6.3.    Department of Labor Determination. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of the affected Participants.

ARTICLE VII

DISTRIBUTIONS

7.1.    Distribution Options. Each Participant may elect to receive his or her deferrals (and earnings thereon) either at separation from service, Disability, or as a Scheduled In-Service Withdrawal, subject to the provisions of this Article VII. The Participant may make distribution elections, pursuant to the election form prescribed by the Committee from time to time, for each Plan Year’s deferrals (and earnings thereon). The election to receive payment of a Plan Year’s deferrals (and earnings thereon) at separation from service is irrevocable. Participants may also elect to receive payments upon death or in the event of an unforeseeable emergency, as provided below.

7.2. Distribution due to Separation from Service, Disability or Death.

(a)    Normal Form of Distribution. Subject to Subsection 7.2(b) below, in the event that a Participant separates from service for any reason or the Participant has a Disability, then the Participant’s entire Distributable Amount shall be paid to the Participant (and after the Participant’s death to his or her Beneficiary or Beneficiaries) in a cash lump sum payment payable on his or her Payment Commencement Date.

(b)    Optional Forms of Distribution. A Participant may, in lieu of a lump sum distribution specified in Subsection 7.2(a) above, elect any of the following optional forms of distribution (subject to Subsection 7.2(c) below):

Form(s) of Distribution

Quarterly installments over 3 years

Quarterly installments over 5 years

Quarterly installments over 10 years

Quarterly installments over 15 years

If a Participant is eligible for and elects installment payments, then the substantially equal quarterly installments shall begin on the Participant’s Payment Commencement Date. Notwithstanding the foregoing, if the Participant’s entire or remaining Distributable Amount becomes Fifty Thousand Dollars ($50,000) or less as of a date on which a distribution is scheduled, such Distributable Amount shall automatically be distributed in the form of a cash lump sum as soon as reasonably practicable.

(c)    Distribution Elections.

(1)    A Participant may make a distribution election by completing a form approved by and filed with the Committee by the applicable Election Date (or such other period as the Committee may establish from time to time, provided it is made at latest (i) before the end of the calendar year prior to the year in which services related to the compensation in question will be performed, or (ii) in the case of new Participants’ initial election, if the Committee so approves, within 30 days after becoming eligible to participate in the Plan) of the date the Eligible Employee first becomes a Participant. A Participant may change the timing or form of distribution under this Section provided that he or she files the change with the Committee at least one (1) year prior to his or her Payment Commencement Date; provided, however, such distribution election change shall be effective only if (i) the Participant makes such election at least one year prior to the date the previously elected payment or payments were to commence, (ii) the change does not take effect until at least one year after the Participant submits the revised election form; and (iii) to the extent required by Section 409A of the Code, the change provides for the deferral of the date of the payment for a minimum of five additional years. For purposes of the 5-year re-deferral limitation set forth in clause (iii) of the preceding sentence, distributions payable in installments (as opposed to a lump sum) shall be treated as a single payment payable on the date the installments are due to commence. A Participant may not make a new election once distributions from the Plan have commenced or which would first become effective at a time when distributions from the Plan have commenced. Any changes to an Employee’s distribution election pursuant to this Section 7.2(c) must be submitted on a separate form.

(2)    If the Participant’s Distributable Amount is paid in installments, then the Participant’s Account shall continue to be credited with earnings pursuant to

Subsection 4.1(c) and the installment amount shall be adjusted, as the Committee determines, to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(3)    Amounts payable pursuant to this Section shall be subject to the limitation on payout under Section 7.5.

(4)    Notwithstanding the foregoing, pursuant to IRS Notices 2006-79 and 2007-86, a Participant may change the timing and/or form of distribution with the Company on or before December 31, 2008 that changes the time and/or form of the distribution of payments made pursuant to a previously filed initial or subsequent election without regard to the subsequent payment timing rules referred to in this Section 7.2(c)(1), described immediately above (the “Transition Payment Election”); provided, however, that with respect to a Transition Payment Election made on or after January 1, 2007 and on or before December 31, 2007, (i) the new election must apply only to payments that would not otherwise be payable in 2007, and (ii) the payment election must not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and provided further, with respect to a Transition Payment Election made on or after January 1, 2008 and on or before December 31, 2008, (iii) the new election must apply only to payments that would not otherwise be payable in 2008, and (iv) the election may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(d)    Death Prior to or While Receiving Benefits. Notwithstanding any other provision of the Plan, if the Participant dies prior to receiving or while receiving any or all of his or her Account, such Participant’s Distributable Amount shall be paid to his or her Beneficiary or Beneficiaries in a cash lump sum payment including all vested and unvested Company Contributions no later than the later of (i) the calendar year in which the Participant dies, or (ii) two and one-half months after the Participant dies.

(e)    Rehired Employees. If a Participant separates from service and begins receiving any or all of his or her Account (in “Pay Status”), and such Participant is subsequently rehired and again becomes eligible under the Plan, then such Participant’s prior Account must remain in Pay Status until fully paid pursuant to the terms of his or her initial distribution election. A Participant may not redefer his or her prior Account upon rehire.

7.3.    Scheduled In-Service Withdrawals. A Participant may, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal (a “Scheduled In-Service Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Subsection 4.1(d), subject to the following restrictions:

(a)    A Participant’s Scheduled In-Service Withdrawal election must specify a Scheduled In-Service Withdrawal date that is at least two (2) years beyond the end of the Plan Year to which such withdrawal election applies. A Participant may amend or postpone to a later future year his or her Scheduled In-Service Withdrawal election (including, without limitation, the form and/or timing of the distribution); provided, however, such amendment or postponement (i) occurs with at least one (1) year’s advance notice thereof, (ii) the change does not take effect until at least one year after the Participant submits the amendment or postponement; and (iii) the change provides for the deferral of the date of the payment for a minimum of five additional years.

(b)    The election to take a Scheduled In-Service Withdrawal shall be made by completing a form approved by and filed with the Committee no later than the applicable Election Date.

(c)    The amount payable to a Participant in connection with a Scheduled In Service Withdrawal shall be, as elected by the Participant, all or a portion of the Compensation deferred for the Plan Year with respect to which the election applies, determined as the Committee or its delegate determines in its sole discretion, together with any earnings credited to such amount pursuant to Subsection 4.1(c), determined as of the date the Committee or its delegate determines in its sole discretion.

(d)    Subject to Section 7.5, payment of a Scheduled In-Service Withdrawal shall be made in either a single lump sum or in annual installments over a two (2), three (3), four (4) or five (5)-year period (as elected by the Participant); provided, however, that if a Participant’s total distribution for a Scheduled In-Service Withdrawal is Twenty -Five Thousand Dollars ($25,000) or less, payment will be in the form of a single lump Sum. Lump sum distributions shall be paid in the year specified on the election form. Annual installment distributions shall commence in the year specified on the election form, and shall continue to be paid as soon as administratively practicable following the end of the calendar year for the duration elected on the election form.

(e)    A Participant’s Scheduled In-Service Withdrawal election shall become void and of no effect, regardless of whether the Participant is currently receiving In-Service distributions, upon the Participant’s separation from service from the Company and all Related Companies for any reason. In such event, the distribution provisions of Section 7.2 shall apply. A Participant shall not be deemed to have separated from service with the Company if the Participant transfers employment from one Participating Company and becomes employed by another Related Company without any intervening employment.

7.4.    Unforeseeable Emergency.

(a)    Triggering an Unforeseeable Emergency. The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account due to an unforeseeable emergency at any time without penalty. An unforeseeable emergency withdrawal may be granted only for an unforeseeable, severe financial condition resulting from (i) the need to pay funeral expenses or medical expenses for the Participant, the Participant’s Spouse, the Participant’s Beneficiary or his or her dependent (as defined in Code Section 152(a), without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) resulting from a sudden and unexpected illness or accident; (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee, in its sole and absolute discretion. A distribution as provided hereunder shall not exceed the amount required to relieve the financial need of the Participant, nor shall such a distribution be made if the need may be satisfied from other resources reasonably available to the Participant. If a Participant receives a distribution pursuant to this Section, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and all of the following Plan Year.

(b)    Distribution Attributable to an Unforeseeable Emergency. Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section shall be made in a single cash lump sum as soon as administratively practicable after the Committee approves the Participant’s request.

7.5.    Section 162(m) Limitation. Notwithstanding any other provision herein to the contrary, a distribution hereunder shall be delayed to the extent that the Company reasonably anticipates that if the distribution were made as scheduled, the Company or a Participating Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. In such event, the distribution shall be made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or during the period beginning with the date of the Participant’s separation from service and ending on the later of the last day of the taxable year of the Participant in which the Participant separates from service or the 15th day of the third month following the Participant’s separation from service, and provided further that any scheduled payment to a Participant shall be delayed in accordance with this Section 7.5 only if all scheduled payments to the Participant that could be delayed in accordance with this Section are also delayed. Adjustment for earning shall continue to be applied under Subsection 4.1(d) during the period of deferral under this Section

7.6.    Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings.

7.7.    Payment Upon Change in Control. Notwithstanding any other provisions of this Plan, unless otherwise determined by the Committee prior to a Change in Control, the Plan shall be terminated upon a Change in Control and the aggregate balance credited to and held in the Participants’ Accounts shall be distributed to them in a lump sum not later than the thirtieth day, or as soon as administratively possible thereafter, following a Change in Control.

ARTICLE VIII

ADMINISTRATION

8.1.    Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2.    Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.3.    Powers and Duties of the Committee.

(a)    The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)    To select the funds to be the Funds in accordance with Section 3.3 hereof;

(2)    To construe and interpret the terms and provisions of this Plan, including, but not limited to, eligibility under the Plan;

(3)    To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)    To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5)    To maintain or cause to be maintained all records that may be necessary for the administration of the Plan;

(6)    To provide for the disclosure of all information, and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(9)    To designate the Participating Companies that will participate in the Plan;

(10)    To amend, modify or suspend the Trust, subject to the terms and conditions of the Trust Agreement;

(11)    To establish and revise, from time to time, the Charter governing the operation of the Committee, subject to the same restrictions under Section 9.4 applicable to the Committee’s authority to amend the Plan;

(12)    To elect successor members to the Committee, when any other individual ceases to be a member of the Committee; and

(13)    To perform all other acts deemed by the members of the Committee to be necessary or appropriate for the execution of their duties as members of the Committee.

8.4.    Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, unless such interpretation or construction is found to be arbitrary or capricious, including but not limited to the Company, any Participating Company, and any Participant or Beneficiary.

8.5.    Information. To enable the Committee to perform its functions, the Company and each Participating Company, as applicable, shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of separation from service, and such other pertinent facts as the Committee may reasonably require.

8.6.    Compensation, Expenses and Indemnity.

(a)    The members of the Committee shall serve without compensation for their services hereunder.

(b)    The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan may be paid by the Company. The Company may allocate costs among itself and Participating Companies as it determines is equitable.

(c)    To the extent not prohibited by applicable law, the Company and each Participating Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to their administration and direction of the Plan, other than expenses and liabilities arising out of their willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Company or provided by the Company or a Participating Company under any bylaw, agreement or otherwise, to the extent such indemnities are not prohibited under applicable law.

8.7.    Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account at least quarterly.

ARTICLE IX

MISCELLANEOUS

9.1.    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or a Participating Company, including, but not limited to, assets held by the Trust. No assets of the Company or a Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company or a Participating Company under this Plan. Any and all of the assets of the Company and the Participating Companies shall be, and remain, the general unpledged, unrestricted assets of the Company and the Participating Companies. The obligation of the Company and each Participating Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2.    Restriction Against Assignment. The Company and each Participating Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3.    Withholding. There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company or each Participating Company, as applicable, in respect to such payment. The Company or each Participating Company, as applicable, shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4.    Amendment, Modification, Suspension or Termination. The Board hereby delegates to the Committee the authority to adopt and execute any amendment to the Plan under the provisions of this Section 9.4; provided that any such amendment does not significantly increase the benefits payable to members of the Committee, except in their capacity as members of a broad class of employees for whom benefits are being increased. Any such amendment shall be stated in an instrument in writing, executed in the same manner as the Plan.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided, however, that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be subject to approval by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.2, subject to earlier distribution at the discretion of the Committee; provided however, that upon any termination of this Plan, to the extent permissible under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code, the Company may in its sole discretion, accelerate the payment of all such amounts credited as of the date of termination of this Plan; provided that all such distributions (i) commence no earlier than the date that is twelve (12) months following the date of such termination (or such earlier date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code), and (ii) are completed by the date that is twenty-four (24) months following the date of such termination (or such later date permitted under Section 409A of the Code without the imposition of any additional or accelerated taxes under Section 409A of the Code). In addition, payments may be accelerated upon Plan termination as provided above only if, to the extent required under Code Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (as such term is defined under Code Section 409A), in which any Participant hereunder participates are terminated along with this Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (as such term is defined under Code Section 409A), for five years following the date of such Plan termination.

9.5.    Governing Law. This Plan shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles) to the extent not pre-empted by applicable federal law (such as the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

9.6.    Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and each Participating Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7.    Payments on Behalf of Persons under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and each Participating Company.

9.8.    No Employment Rights. Participation in this Plan shall not confer upon any person any right to be employed by or serve as a director of the Company or any Participating Company or any other right not expressly provided hereunder.

9.9.    Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.10.    Liability Between Company and Participating Companies. The Company and each Participating Company shall each be solely liable for liabilities relating to, resulting from and arising out of its own Employees’ or Directors’ participation in the Plan.

IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized officer, has executed this restated Plan as of 12/19/2008, but to be effective as stated above.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Joy Nyberg

Title:	VP Compensation & Benefits

EXHIBIT “A”

PARTICIPATING COMPANIES

Seagate Technology (US) Holdings, Inc:

Seagate Technology LLC